Exhibit 99.1

TFF Pharmaceuticals Reports Fourth Quarter 2022 and Full Year 2022 Financial Results

FORT WORTH, TX – Mar. 7, 2023 – TFF Pharmaceuticals, Inc. (NASDAQ: TFFP) (“the Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today reported fourth quarter and full year 2022 financial results.

“TFF Pharmaceuticals is pursuing our new product development strategy and we are focused on advancing our two lead clinical candidates, Inhaled Voriconazole Powder (TFF VORI) and Inhaled Tacrolimus Powder (TFF TAC), to generate significant value for our shareholders,” said Harlan Weisman, M.D., Chief Executive Officer of TFF Pharmaceuticals. “As detailed on our Corporate Update conference call on February 16, I believe TFF VORI and TFF TAC represent two of the most exciting clinical-stage programs in pulmonary drug delivery, and we anticipate announcing Phase 2 proof-of-concept data for both programs later this year. I also believe both VORI and TAC carry inherently lower development risk, given each drug’s well characterized safety and efficacy profiles along with decades of treatment experience, and this has already been demonstrated by the successful treatment outcomes from the two patients in the TFF VORI compassionate use program. Thin Film Freezing technology is enabling us to significantly improve upon each drug’s potential, and I am truly excited and honored to lead this unique and innovative company as we seek to improve upon the current standard of care through the efficient and targeted delivery of potentially life-saving medicines.”

Recent Clinical and Corporate Highlights:

●	In February 2023, the Company announced the appointment of Harlan Weisman, M.D. as its permanent Chief Executive Officer, following his earlier appointment as interim CEO in December 2022.

●	In February 2023, the Company provided updated guidance for the TFF VORI and TFF TAC clinical programs on its Corporate Strategy Conference Call. The Company anticipates initial data readouts from these two Phase 2 programs later in 2023. Readouts are expected to provide safety, tolerability and efficacy data.

●	In January 2023, the Company appointed Zamaneh Mikhak, M.D. as Chief Medical Officer. Dr. Mikhak is a physician-scientist Board Certified in Allergy and Immunology with over 23 years of clinical experience and 18 years of basic and translational research experience. Her industry experience spans across big pharma and small biotech, including biologics and small molecules in rare and common diseases in multiple therapeutic areas. Dr. Mikhak will oversee the clinical development of the Company’s pipeline candidates, including the TFF VORI and TFF TAC programs.

●	In November 2022, TFF announced that a second lung transplant patient was successfully treated with TFF VORI through the Company’s compassionate use program and under the supervision of Dr. Gregory Snell, Medical Head of Lung Transplant Service at the Alfred Hospital in Melbourne Australia.

●	In November 2022, the Company announced the closing of a public offering, raising gross proceeds of approximately $12.3 million.

●	In November 2022, the Company announced a collaboration with Aptar Pharma, a global leader in drug delivery and active material science solutions and services, aimed at feasibility testing of the administration of dry powder vaccines utilizing TFF Pharmaceuticals’ Thin Film Freezing technology and Aptar Pharma’s proprietary intranasal Unidose (UDS) Powder Nasal Spray System.

●	In October 2022, Dr. Robert O. Williams III, Thin Film Freezing inventor and Special Advisor to TFF, and his colleagues at the University of Texas at Austin presented two posters featuring the Company’s Thin Film Freezing Technology at the American Association of Pharmaceutical Scientists (AAPS) PharmSci 360 Meeting. One presentation demonstrated how Thin Film Freezing technology can be applied to develop dry powder formulations of monoclonal antibodies.

●	In March 2023, a paper previously published by Dr. Williams and colleagues was highlighted as a “Featured Article” in KONA Powder and Particle Journal. The article discusses the use of dry powders to improve aerosol properties for pulmonary delivery of medicines and provides evidence supporting the applicability of Thin Film Freezing to prepare dry powder formulations of biologic therapies.

Financial Results

For the year ended December 31, 2022, compared to 2021

●	Cash Position: as of December 31, 2022, TFF Pharmaceuticals reported cash and cash equivalents of $16.6 million.

●	Research and Development (R&D) expenses: R&D expenses for 2022 were $18.5 million, compared to $21.3 million in 2021.

●	General & Administrative (G&A) expenses: G&A expenses for 2022 were $13.8 million, compared to $10.6 million in 2021.

●	Net Loss: TFF Pharmaceuticals reported a net loss for 2022 of $31.8 million, compared to a net loss of $31.0 million in 2021.

For the quarter ended December 31, 2022, compared to quarter ended December 31, 2021

●	Research and Development (R&D) expenses: R&D expenses for the fourth quarter of 2022 were $4.1 million, compared to $6.9 million for the comparable period in 2021. The $2.8 million decrease year-over-year is primarily a result of reduced manufacturing and preclinical expenses.

●	General & Administrative (G&A) expenses: G&A expenses for the fourth quarter of 2022 were $3.6 million, compared to $3.2 million for the comparable period in 2021. The $0.4 million increase year-over-year is primarily related to increased insurance, investor relations, business development and consulting expenses to support the growth of the Company.

●	Net Loss: TFF Pharmaceuticals reported a net loss for the fourth quarter of 2022 of $7.4 million, compared to a net loss of $10.0 million for the comparable period in 2021.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The Thin Film Freezing process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by Thin Film Freezing can deliver as much as 75% of the dose to the deep lung. Thin Film Freezing does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of Thin Film Freezing can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile Thin Film Freezing (TFF) technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, with improved absorption so drugs can also be delivered to the eyes, nose and topically to the skin. TFF has two lead drug candidates in the clinic: TFF VORI (Voriconazole Inhalation Powder) and TFF TAC (Tacrolimus Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by 120+ patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including, the benefits of the Company’s TFF platform and the Company’s plans to add to its existing pipeline of product candidates. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the Company may not be able to successfully conclude clinical testing or obtain pre-market approval of any of its dry powder product candidates, (ii) success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results, (iii) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (iv) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, (v) the risk that the Company will not be able to conclude a long-term commercial agreement with any third-party, and (vi) those other risks disclosed in the section “Risk Factors” included in the Company’s Prospectus Supplement filed with the SEC on November 18, 2022. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Company Contact:

Bill Begien

TFF Pharmaceuticals, Inc.

bbegien@tffpharma.com

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

Media Contact:

Raena Mina

LifeSci Communications

rmina@lifescicomms.com

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